loanDepot announces third quarter 2021 financial results

Driven by a rising brand and a unique, diversified model, loanDepot successfully increased market share and purchase volume in the third quarter of 2021

•Reports quarterly total revenue of $923.8 million, diluted earnings per share of $0.40 and adjusted diluted earnings per share of $0.46, reflecting higher rate lock volume and gain on sale margins.
•9th consecutive quarter of year-over-year market share growth, growing 46% year-over-year to 3.5%1.
•Continued investments in brand and successful conclusion of first year of multi-year Major League Baseball partnership drove significant gains in brand awareness, growing by 14% quarter-over-quarter.
•Purchase mortgage transactions increased by 6% quarter-over-quarter and by 29% year-over-year demonstrating the power and resilience of loanDepot’s channel diversification strategy.
•Servicing portfolio increased to record $145 billion, representing over 469,000 homeowners, and resulted in quarterly servicing fee income of $102 million, increasing 112% year-over-year.

FOOTHILL RANCH, Calif., November 1, 2021 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), the innovative consumer lending and real estate services provider that is using its proprietary mello® technology to deliver best-in-class experiences to its customers, today announced results for the third quarter ended September 30, 2021.

“The third quarter proved to be another strong milestone in market share growth, increasing to 3.5% from 2.4% during the same quarter last year,” said loanDepot Founder and CEO Anthony Hsieh. “Our growing brand, proprietary mello tech stack, diversified channel strategy--which is the industry’s only at-scale model of this type--and the hard work and enthusiasm of our talented employees delivered higher revenues, higher earnings, and higher earnings per share.

“Our results demonstrate the agility and operational flexibility of our multi-channel strategy which enables us to succeed in any market condition, including challenging ones. The results of the third quarter are only a preview of what is to come in the future as we intend to continue to hire the best, leverage our brand, develop and apply innovative technology solutions, drive down costs and add more products and services to help our customers successfully navigate one of the most important financial transactions of their lives.

“Our marketing engine and customer acquisition abilities are one of the best in the business. Notably in October, we wrapped up the successful first year of our multi-year partnership with Major League Baseball by dominating media exposure at one of the biggest stages in professional sports: the League Championship Series presented by loanDepot. Our brand reached more than millions of baseball fans during ALCS and NLCS and was further supported by the launch of a new national advertising campaign featuring the success stories of real loanDepot customers. We believe our market share increase is a direct result of our growing investments and increased marketing reach, as well as our technology that matches customers to the best loan officer for their needs across our multi-channel strategy. And, thanks to our ‘Home Means Everything,’ RBI campaign, we donated more than $665,000 to the Boys & Girls Clubs of America, exemplifying our deep commitment to communities in which we live and work and delivering life-changing support for more than four million young people nationwide.

“Looking ahead, we believe our industry is moving towards consolidation of service providers for products and services for the homeowner and loanDepot is leading the way. We are uniquely positioned with the brand, technology and scale to invest in these additional products and services. The loanDepot Grand Slam is paving the way towards this consolidation with early success in the form of substantial increases in purchase lead volume,
1 Total market originations based on data as of October 17, 2021, from the Mortgage Bankers Association real estate agent introductions, and real estate listings. We won’t stop there; we’re already planning to offer additional products and services for the benefit of our customers.”

Hsieh concluded, “We remain focused on our long-term strategy and vision to become the most trusted homeowner fulfillment company in the world, using our industry-leading position to drive the type of value and ease that today’s customers expect and demand. loanDepot represents an incredible value and we are confident we will continue to accelerate our growth, increase our market share, serve our customers, employees, shareholders and communities while outperforming in the long term.”

Current Market Conditions:

•Higher interest rates resulting in lower refinance transaction volumes.
•Continuing strong demand for purchase transactions, which is somewhat adversely impacted by supply constraints on new and resale housing and seasonal slowdown in buying activity.
•Increasing homeowners’ equity supports strong demand for cash-out refinance volume.
•Decreasing number of borrowers experiencing distress, with lower delinquencies and fewer borrowers in forbearance.
•Sharper focus on industry consolidation and expansion of ancillary products and services to capture additional revenue sources and expand customer engagement points.

Third Quarter Highlights:

Financial Summary

	Three Months Ended			Nine Months Ended
($ in thousands) (Unaudited)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Rate lock volume	$43,673,515	$42,065,981	$49,280,386	$131,502,157	$111,273,261
Pull through weighted lock volume(1)	30,354,123	29,787,081	35,596,250	93,603,559	78,689,036
Loan origination volume	31,985,805	34,494,166	27,157,669	107,959,122	63,364,799
Gain on sale margin(2)	2.84%	2.28%	4.87%	2.71%	4.63%
Pull through weighted gain on sale margin(3)	2.99%	2.64%	3.72%	3.13%	3.73%
Financial Results
Total revenue	$923,756	$779,914	$1,368,930	$3,019,678	$3,013,780
Total expense	744,771	749,405	640,014	2,364,054	1,546,384
Net income	154,277	26,284	728,349	608,414	1,465,939
Diluted EPS(4)	$0.40	$0.07	N/A	$0.82	N/A
Non-GAAP Financial Measures(4)
Adjusted total revenue	$948,770	$825,330	$1,345,630	$3,015,540	$3,000,509
Adjusted net income	147,533	57,504	539,057	524,564	1,109,284
Adjusted EBITDA	238,261	109,264	745,579	805,622	1,554,480
Adjusted Diluted EPS	$0.46	$0.18	N/A	$1.62	N/A
(1)Pull through weighted rate lock volume is the unpaid principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.

(3)Pull through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull through weighted rate lock volume.
(4)On February 11, 2021, the Company’s common stock began trading on the New York Stock Exchange. Since loanDepot did not have any shares outstanding prior to this date, earnings per share (“EPS”) information was not determinable. The diluted EPS calculation includes net income attributable to loanDepot, Inc. divided by the diluted weighted average shares of Class A and Class D common stock outstanding for the period after February 11, 2021.
(5)See “Non-GAAP Financial Measures” for a discussion of how we define and calculate Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, and for a reconciliation of these metrics to their closest GAAP measure.

Operational Results
•Rate lock volume of $43.7 billion for the three months ended September 30, 2021 resulted in quarterly total revenue of $923.8 million, which represents an increase of $143.8 million, or 18%, from the second quarter of 2021.
•Loan origination volume for the third quarter of 2021 was $32.0 billion, a decrease of $2.5 billion or 7% from the second quarter of 2021.
•Our Retail and Partner strategies delivered $11.0 billion of purchase loan originations and $21.0 billion of refinance loan originations during the third quarter of 2021.
•Net income for the third quarter of 2021 increased to $154.3 million as compared to $26.3 million in the prior quarter. The quarter over quarter increase was primarily driven by the increase in rate lock volume and gain on sale margins, and a decrease in personnel expense.
•Primarily as a result of higher net income, adjusted EBITDA for the third quarter of 2021 increased to $238.3 million as compared to $109.3 million for the second quarter of 2021. Adjusted EBITDA excludes the impact of fair value changes of our mortgage servicing rights, net of hedging results, and other non-core operating expenses.
•Total expenses for the third quarter of 2021 decreased by $4.6 million, or 1% from the second quarter of 2021, due primarily to lower personnel expenses, partially due to the cost cutting initiatives that we initiated in the second quarter, and somewhat offset by higher marketing and advertising expenses.

Other Highlights
•Returned value to shareholders through a regular cash dividend of $0.08 per share paid on October 18, 2021, to shareholders of record on October 4, 2021.
•For the twelve month period ending September 30, 2021, our preliminary organic refinance consumer direct recapture rate2 increased to 71% as compared to the final recapture rate of 61% for the twelve month period ending September 30, 2020. This highlights the efficacy of our marketing efforts and the strength of our customer relationships, which includes our growing servicing portfolio that reached a record level of $145.3 billion in unpaid principal balance serviced as of September 30, 2021. This increase was against the backdrop of growing our servicing portfolio in-house and relying less on third party sub-servicing arrangements.
•We believe our position as the second largest independent retail mortgage brand grew even stronger through our ongoing national television ad campaign delivering over 20 billion household impressions from May 2020 through September 2021. This resulted in an increase in website visits during the third quarter by 16% from the third quarter of 2020.
•Millions of consumers recently interacted with the loanDepot brand as the presenting sponsor of two of the nation’s preeminent sporting events - the ALCS and NLCS, which averaged approximately five million viewers per game over each six game series.
2 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available. The second quarter 2021 final recapture rate was 78%.

•The fourth annual War Heroes on Water (WHOW) sport fishing tournament founded by loanDepot CEO Anthony Hsieh and supported by loanDepot, served 100 veterans directly and raised $1.4 million for WHOW’s philanthropic partner, Freedom Alliance, to serve the needs of thousands more. In addition to the “Home Means Everything” RBI Campaign, loanDepot was also honored as the first “Corporate Champion” for the Boys & Girls Clubs of Central Orange Coast in recognition of our continued passion and support for its mission.

Strategic Channel Overview
Our diverse origination strategy ensures we can serve customers in the way they want to be served, with the right mortgage professional, with the right product, at the right price, and at the right time. Complementing our origination strategy is our servicing portfolio, which ensures we can serve the customer through their entire mortgage journey.

Retail Channel

	Three Months Ended			Nine Months Ended
($ in thousands) (Unaudited)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Volume data:
Rate locks	$35,924,760	$33,925,833	$40,903,946	$106,924,605	$92,381,923
Loan originations	24,938,035	27,881,773	21,714,870	86,247,597	50,591,416
Gain on sale margin	3.28%	2.50%	5.07%	3.02%	4.96%

The Company employs more than 3,000 licensed mortgage loan professionals who work in our Retail Channel that reach customers through our organic marketing or their own relationships in either our proprietary call centers or local in-market branches. During the third quarter of 2021, our Retail Channel accounted for $24.9 billion, or 78%, of our loan originations.

Partner Channel

	Three Months Ended			Nine Months Ended
($ in thousands) (Unaudited)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Volume data:
Rate locks	$7,748,755	$8,140,148	$8,376,440	$24,577,552	$18,891,338
Loan originations	7,047,770	6,612,393	5,442,799	21,711,525	12,773,383
Gain on sale margin	1.24%	1.32%	4.06%	1.49%	3.34%

Our Partner Channel originates loans through our network of approved mortgage brokers, as well as a series of exclusive joint ventures with some of the nation’s largest homebuilders and depositories, who market our broad spectrum of products utilizing our innovative mello® technology platform to efficiently underwrite, process and fund mortgage loans, while delivering an exceptional customer experience. During the third quarter of 2021, our Partner Channel accounted for $7.0 billion, or 22%, of our loan originations. Margins in this channel have been adversely impacted by increased competitive pressures from some of the larger wholesale focused lenders.

The returns were complemented by $3.0 million of income recorded from our joint ventures for the third quarter of 2021, reflecting the wide variety of industry partners we work with in the channel.

Servicing

	Three Months Ended			Nine Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Changes in fair value:
Due to changes in valuation inputs or assumptions	$(3,461)	$(129,267)	$(3,009)	$98,295	$(112,059)
Other changes in fair value(1)	(99,230)	(105,771)	(50,007)	(323,107)	(120,539)
Realized (losses) gains on sales of servicing rights	(14,218)	6,089	(2,606)	(8,224)	(2,549)
Net (loss) gain from derivatives hedging servicing rights	(21,553)	83,851	26,309	(94,158)	125,330
Changes in fair value of servicing rights, net	$(138,462)	$(145,098)	$(29,313)	$(327,194)	$(109,817)

Servicing fee income	$102,429	$94,742	$48,406	$279,738	$121,520
(1)Other changes in fair value include fallout and decay from loan payoffs and principal amortization.

	Three Months Ended			Nine Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Balance at beginning of period	$1,776,395	$1,766,088	$569,927	$1,124,302	$444,443
Additions	345,882	427,458	262,401	1,302,884	574,768
Sales proceeds, net	(182,892)	(182,113)	(2,319)	(365,680)	(9,620)
Changes in fair value:
Due to changes in valuation inputs or assumptions	(3,461)	(129,267)	(3,009)	98,295	(112,059)
Other changes in fair value	(99,230)	(105,771)	(50,007)	(323,107)	(120,539)
Balance at end of period (1)	$1,836,694	$1,776,395	$776,993	$1,836,694	$776,993
(1)Balances are net of $4.8 million, $5.3 million, and $3.5 million of servicing rights liability as of September 30, 2021, June 30, 2021, and September 30, 2020, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	September 30, 2021	June 30, 2021	September 30, 2020	Sep - 21 vs Jun - 21	Sep - 21 vs Sep - 20

Servicing portfolio (unpaid principal balance)	$145,305,182	$138,767,860	$77,171,998	4.7%	88.3%

Total servicing portfolio (units)	469,019	446,606	272,701	5.0	72.0

60+ days delinquent ($)	$1,679,691	$1,976,658	$2,073,862	(15.0)	(19.0)
60+ days delinquent (%)	1.2%	1.4%	2.7%

Servicing rights, net to UPB	1.3%	1.3%	1.0%

The increase in unpaid principal balance of our servicing portfolio was driven by an increase in servicing-retained loan sales, offset somewhat by sales of $13.5 billion of unpaid principal balance during the quarter. We continued to invest in growing our high-quality servicing portfolio, which is also a valuable origination source for us.

As of September 30, 2021, approximately 1.1%, or $1.6 billion, of our servicing portfolio was in active forbearance. This represents a decrease from 1.4%, or $1.9 billion as of June 30, 2021.

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	September 30, 2021	June 30, 2021	September 30, 2020	Sep - 21 vs. Jun - 21	Sep - 21 vs. Sep-20
Cash and cash equivalents	$506,608	$419,283	$637,511	20.8%	(20.5)%
Loans held for sale, at fair value	8,873,736	9,120,653	4,888,364	(2.7)	81.5
Servicing rights, at fair value	1,841,512	1,781,686	780,451	3.4	136.0
Total assets	12,749,278	13,097,643	8,651,314	(2.7)	47.4
Warehouse and other lines of credit	8,212,142	8,498,365	4,601,062	(3.4)	78.5
Total liabilities	11,091,114	11,528,809	7,017,793	(3.8)	58.0
Total equity	1,658,164	1,568,834	1,633,521	5.7	1.5

The increase in cash and cash equivalents from June 30, 2021 was primarily due to net proceeds of $152.4 million from the bulk sale of MSR servicing rights and loans sold in excess of loans originated during the quarter, partially offset by a reduction in debt obligations from the paydown of repo facilities. A decrease in loans held for sale at September 30, 2021, resulted in a corresponding decrease in the balance on our warehouse lines of credit as loans sold exceeded loan originations. Total funding capacity with our lending partners increased to $11.1 billion at September 30, 2021 from $9.5 billion at June 30, 2021. The funding capacity increase of $1.6 billion was primarily due to the addition of one new facility and increased commitments on existing facilities. Available borrowing capacity was $2.8 billion at September 30, 2021.

Consolidated Statements of Operations

($ in thousands)	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
	(Unaudited)			(Unaudited)
REVENUES:
Interest income	$71,020	$61,874	$31,453	$187,625	$98,149
Interest expense	(56,785)	(54,848)	(29,553)	(165,130)	(88,881)
Net interest income	14,235	7,026	1,900	22,495	9,268

Gain on origination and sale of loans, net	821,275	692,479	1,251,141	2,647,328	2,767,140
Origination income, net	86,601	92,624	71,740	280,824	167,554
Servicing fee income	102,429	94,742	48,406	279,738	121,520
Change in fair value of servicing rights, net	(138,462)	(145,098)	(29,313)	(327,194)	(109,817)
Other income	37,678	38,141	25,056	116,487	58,115
Total net revenues	923,756	779,914	1,368,930	3,019,678	3,013,780

EXPENSES:
Personnel expense	449,152	470,125	441,818	1,523,012	1,022,734
Marketing and advertising expense	131,971	114,133	60,435	355,730	173,628
Direct origination expense	49,559	50,017	33,465	146,553	88,627
General and administrative expense	50,013	48,654	52,372	149,984	120,565
Occupancy expense	9,686	9,283	9,997	28,956	29,437
Depreciation and amortization	8,688	8,686	8,585	25,827	27,122
Subservicing expense	22,879	27,241	22,820	76,731	52,154
Other interest expense	22,823	21,266	10,522	57,261	32,117
Total expenses	744,771	749,405	640,014	2,364,054	1,546,384

Income before income taxes	178,985	30,509	728,916	655,624	1,467,396
Income tax expense	24,708	4,225	567	47,210	1,457
Net income	154,277	26,284	728,349	608,414	1,465,939
Net income attributable to noncontrolling interests	102,802	17,723	728,349	503,503	1,465,939
Net income attributable to loanDepot, Inc.	$51,475	$8,561	$—	$104,911	$—

Basic EPS	$0.40	$0.07	N/A	$0.82	N/A
Diluted EPS	$0.40	$0.07	N/A	$0.82	N/A

Consolidated Balance Sheets

($ in thousands)	September 30, 2021	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash and cash equivalents	$506,608	$419,283	$284,224
Restricted cash	97,805	217,435	204,465
Accounts receivable, net	68,050	65,185	138,122
Loans held for sale, at fair value	8,873,736	9,120,653	6,955,424
Derivative assets, at fair value	341,359	349,621	647,939
Servicing rights, at fair value	1,841,512	1,781,686	1,127,866
Trading securities, at fair value	56,412	16,757	—
Property and equipment, net	103,556	98,686	85,002
Operating lease right-of-use asset	58,002	60,123	66,433
Prepaid expenses and other assets	108,720	94,814	77,241
Loans eligible for repurchase	632,722	812,431	1,246,158
Investments in joint ventures	18,353	18,398	17,528
Goodwill and other intangible assets, net	42,443	42,571	42,826
Total assets	$12,749,278	$13,097,643	$10,893,228

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$8,212,142	$8,498,365	$6,577,429
Accounts payable and accrued expenses	715,615	607,767	446,370
Derivative liabilities, at fair value	48,899	58,805	168,169
Liability for loans eligible for repurchase	632,722	812,431	1,246,158
Operating lease liability	72,985	78,132	86,023
Debt obligations, net	1,408,751	1,473,309	712,466
Total liabilities	11,091,114	11,528,809	9,236,615
EQUITY:
Total equity	1,658,164	1,568,834	1,656,613
Total liabilities and equity	$12,749,278	$13,097,643	$10,893,228

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Loan origination volume by type:
Conventional conforming	$23,621,149	$27,933,929	$22,034,957
FHA/VA/USDA	4,784,112	4,231,466	4,532,290
Jumbo	3,049,321	2,057,466	209,167
Other	531,223	271,305	381,255
Total	$31,985,805	$34,494,166	$27,157,669

Loan origination volume by channel:
Retail	$24,938,035	$27,881,773	$21,714,870
Partnership	7,047,770	6,612,393	5,442,799
Total	$31,985,805	$34,494,166	$27,157,669

Loan origination volume by purpose:
Purchase	$11,008,399	$10,382,964	$8,546,295
Refinance	20,977,406	24,111,202	18,611,374
Total	$31,985,805	$34,494,166	$27,157,669

Loans sold:
Servicing retained	$26,520,547	$30,981,299	$24,402,497
Servicing released	5,672,551	3,309,151	1,195,252
Total	$32,193,098	$34,290,450	$25,597,749

Loan origination margins:
Gain on sale margin	2.84%	2.28%	4.87%

Third Quarter Earnings Call
Management will host a conference call and live webcast today at 11:00 a.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, to discuss its earnings results.

The conference call can also be accessed by dialing 833-312-1365 (domestic) or 236-712-2485 (international) using pin number 8139358. Please call five minutes in advance to ensure that you are connected prior to the call. A replay of the webcast and transcript will also be made available on the Investor Relations website following the conclusion of the event.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA as non-GAAP measures. We believe Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance, as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define “Adjusted Total Revenue” as total revenues, net of the change in fair value of mortgage servicing rights (“MSRs”) and the related hedging gains and losses. We define “Adjusted Net Income” as tax-effected earnings before change in fair value of contingent consideration, stock compensation expense and management fees, IPO expense, and the change in fair value of MSRs, net of the related hedging gains and losses, and the tax effects of those adjustments. We define “Adjusted Diluted EPS” as Adjusted Net Income divided by the diluted weighted average number of shares of Class A common stock and Class D common stock outstanding for the applicable period, which assumes the proforma exchange of all outstanding Class C common shares for shares of Class A common stock. We define “Adjusted EBITDA” as earnings before interest expense and amortization of debt issuance costs on non-funding debt, income taxes, depreciation and amortization, change in fair value of MSRs, net of the related hedging gains and losses, change in fair value of contingent consideration, stock compensation expense and management fees, and IPO related expense. Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. We exclude from each of these non-GAAP measures the change in fair value of MSRs and related hedging gains and losses as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operations. We also exclude stock compensation expense, which is a non-cash expense, management fees and IPO expenses as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense)”, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA.

Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue,

Adjusted Net Income, and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and
•they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA are not intended as alternatives to total revenue, net income (loss), net income attributable to the Company, or Diluted EPS or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
	(Unaudited)			(Unaudited)
Total net revenue	$923,756	$779,914	$1,368,930	$3,019,678	$3,013,780
Change in fair value of servicing rights, net of hedging gains and losses(1)	25,014	45,416	(23,300)	(4,138)	(13,271)
Adjusted total revenue	$948,770	$825,330	$1,345,630	$3,015,540	$3,000,509
(1)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Reconciliation of Net Income to Adjusted Net Income ($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income attributable to loanDepot, Inc.	$51,475	$8,561	$—	$104,911	$—
Net income from the pro forma conversion of Class C common shares to Class A common shares (1)	102,802	17,723	728,349	503,503	1,465,939
Net income	$154,277	$26,284	$728,349	$608,414	$1,465,939
Adjustments to the provision for income taxes(2)	(27,171)	(4,684)	(187,477)	(133,076)	(377,333)
Tax-effected net income	127,106	21,600	540,872	475,338	1,088,606
Change in fair value of servicing rights, net of hedging gains and losses(3)	25,014	45,416	(23,300)	(4,138)	(13,271)
Change in fair value - contingent consideration	(77)	—	19,670	(77)	32,650
Stock compensation expense and management fees	2,882	2,126	1,186	65,084	8,466
IPO expenses	(54)	1,261	—	6,041	—
Tax effect of adjustments(4)	(7,338)	(12,899)	629	(17,684)	(7,167)
Adjusted net income	$147,533	$57,504	$539,057	$524,564	$1,109,284

(1)Reflects net income to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to income tax (benefit) reflect the effective income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	5.43%	5.43%	4.74%	5.43%	4.74%
Effective income tax rate	26.43%	26.43%	25.74%	26.43%	25.74%
(3)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.
(4)Amounts represent the income tax effect of (a) change in fair value of servicing rights, net of hedging gains and losses, (b) change in fair value of contingent consideration (c) stock compensation expense and management fees, and (d) IPO expense at the aforementioned effective income tax rates.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding(1) ($ in thousands except per share) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2021
Net income attributable to loanDepot, Inc.	$51,475	$8,561	$104,911
Adjusted net income	147,533	57,504	524,564
Share Data:
Diluted weighted average shares of Class A and Class D common stock outstanding	130,297,565	126,726,876	127,941,331
Assumed pro forma conversion of Class C shares to Class A common stock (2)	191,579,524	196,741,703	195,111,599
Adjusted diluted weighted average shares outstanding	321,877,089	323,468,579	323,052,930
Diluted EPS	$0.40	$0.07	$0.82
Adjusted Diluted EPS	0.46	0.18	1.62
(1)This non-GAAP measures was not applicable for the three or nine months ended September 30, 2020 as the IPO and reorganization transaction had not yet occurred.
(2)Reflects the assumed pro forma conversion of all outstanding shares of Class C common stock to Class A common stock.

Reconciliation of Net Income to Adjusted EBITDA ($ in thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income	$154,277	$26,284	$728,349	$608,414	$1,465,939
Interest expense - non-funding debt (1)	22,823	21,266	10,522	57,261	32,117
Income tax expense	24,708	4,225	567	47,210	1,457
Depreciation and amortization	8,688	8,686	8,585	25,827	27,122
Change in fair value of servicing rights, net of hedging gains and losses(2)	25,014	45,416	(23,300)	(4,138)	(13,271)
Change in fair value - contingent consideration	(77)	—	19,670	(77)	32,650
Stock compensation expense and management fees	2,882	2,126	1,186	65,084	8,466
IPO expense	(54)	1,261	—	6,041	—
Adjusted EBITDA	$238,261	$109,264	$745,579	$805,622	$1,554,480
(1)Represents other interest expense, which includes amortization of debt issuance costs, in the Company’s consolidated statement of operations.
(2)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, its operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate" or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
loanDepot (NYSE: LDI) is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as the nation's second largest retail mortgage lender, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional and national philanthropic efforts.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

LDI-IR